Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between, and shall inure to the benefit of and be binding upon, the following parties:

TONY DUNCAN, hereinafter referred to as “Employee”; and

MCDERMOTT, INC., a Delaware corporation, hereinafter referred to as the “Company.”

W I T N E S S E T H:

WHEREAS, Employee is currently an employee of the Company;

WHEREAS, pursuant to a resignation letter in the form attached hereto as Exhibit A, Employee has tendered to McDermott International, Inc., a Panamanian corporation of which the Company is a wholly owned subsidiary (“MII”), Employee’s resignation from all positions held as an officer, employee, member of the board of directors or board of managers (and member of any and all committees thereof), of MII and its subsidiaries and joint venture entities, and from any and all positions or capacities with respect to any employee benefit plan sponsored or maintained by any such entity, effective November 10, 2015 (the “Resignation Date”); and

WHEREAS, Employee and the Company mutually desire to establish and agree on the terms and conditions of Employee’s separation from service;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and obligations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Employee and the Company hereby agree as follows:

Section 1. Termination Date and Type. For purposes of interpreting and applying the provisions of compensation arrangements and employee benefit plans of MII or any of its subsidiaries (including the Company) applicable to Employee and subject to Section 2 hereof, (a) Employee’s date of termination shall be the Resignation Date, (b) Employee’s termination of employment is voluntary by Employee and not by the Company, and (c) subject to complying with the requirements of this Agreement, Employee shall be entitled to the compensation and benefits provided in this Agreement.

Section 2. Severance Benefits and Payments. Subject to the execution of this Agreement by Employee and the lapse of the seven (7) day revocation period referenced in Section 7 hereof (the “Revocation Period”) without revocation of the Agreement or any part hereof by Employee, Employee shall be entitled to receive the following payments and benefits, to which Employee would not otherwise be entitled, subject to the terms and conditions set forth in this Agreement:

(a) in a lump-sum payment, to be paid three days after the end of the Revocation Period, the amount of base salary pay Employee would have earned had he remained employed from the Resignation Date through December 31, 2015;

(b) in a lump-sum payment, to be paid three days after the end of the Revocation Period, six months of Employee’s base salary pay;

(c) in a lump-sum payment, to be paid three days after the end of the Revocation Period, an amount of 2015 bonus at Employee’s target;

(d) (i) The currently outstanding portion of each of the May 13, 2013 awards of MII restricted stock units (“RSUs”), (ii) the currently outstanding portion of the August 8, 2013 MII RSUs, and (iii) the currently outstanding portion of the March 6, 2014 MII RSUs, each granted to Employee under the 2009 McDermott International, Inc. Long Term Incentive Plan (the “MII 2009 LTIP”) which would, absent Employee’s termination of employment, remain outstanding and, to the extent applicable, vest during the period from the Resignation Date through March 15, 2017 (the “Extended Vesting Period”) shall remain in full force and effect and, to the extent applicable, shall become vested and shall be settled on the first to occur of (i) the date such award would otherwise be settled in accordance with the terms of the MII 2009 LTIP and the applicable grant agreement if Employee’s employment had continued during the Extended Vesting Period and (ii) March 15, 2016;

(e) The currently outstanding portion of the March 5, 2015 award of MII RSUs granted to Employee under the 2014 McDermott International, Inc. Long Term Incentive Plan (the “MII 2014 LTIP”) which would, absent Employee’s termination of employment, remain outstanding and, to the extent applicable, vest during the Extended Vesting Period shall remain in full force and effect and, to the extent applicable, shall become vested and shall be settled on the first to occur of (i) the date such award would otherwise be settled in accordance with the terms of the MII 2014 LTIP and the applicable grant agreement if Employee’s employment had continued during the Extended Vesting Period and (ii) March 15, 2016;

(f) Any currently vested stock options awarded to Employee under the MII 2009 LTIP shall be exercisable until the stated maximum expiration date in the applicable grant agreement, notwithstanding any provision in any related grant agreement providing for earlier termination in the event of a termination of employment. Any and all other outstanding unvested equity- or performance-based awards previously granted to Employee by the Company shall be forfeited as of the Resignation Date;

(g) Employee’s unvested benefits under the McDermott International, Inc. Director and Executive Deferred Compensation Plan (the “EDCP”) shall be fully vested as of the Resignation Date and such amounts shall be paid in accordance with the terms of that plan;

(h) in a lump-sum payment, to be paid three days after the end of the Revocation Period, an amount equal to the cost of funding three-months of continuing medical insurance coverage under the U.S. Consolidated Omnibus Reconciliation Act (“COBRA”);

(i) Outplacement assistance at a cost of $5,000 to be paid to the provider of such assistance; and

(j) Accrued but unutilized vacation pay.

To the extent necessary to give effect to the provisions of Section 2 (b) above, the applicable grant agreements shall be deemed amended by the provisions of Section 2(b) above. All payments made pursuant to this Section 2 shall be subject to appropriate tax withholding and are subject to all the terms and conditions of this Agreement.

Section 3. Release of Claims.

(a) General Release by Employee. In consideration of the foregoing (including the payments and benefits under Section 2 hereof, which the Company is not required to make or provide under any preexisting agreement, plan or policy), which Employee hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Employee hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) the Company and all of its predecessors, successors and assigns, (ii) all of the Company’s past, present and future affiliates, parent corporations (including MII), subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns and (iii) all of the past, present and future officers, directors, managers, shareholders, investors, employee benefit plan administrators, employees, agents, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Employee has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, which arises directly or indirectly out of, or is based on or related in any way to Employee’s employment with or termination of employment from the Company or Employee’s service for or other affiliation with MII or any of its subsidiaries (including the Company) or joint venture entities, including any such matter arising from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”); provided, however, that this Release does not apply to, and the Released Claims do not include: (i) any claims arising solely and specifically under the U.S. Age Discrimination in Employment Act of 1967 after the date this Agreement is executed by Employee; (ii) any claim for indemnification

(including under MII’s or the Company’s organizational documents or insurance policies) arising in connection with an action instituted by a third party against MII or the Company or any of their affiliates or Employee, in his capacity as an officer, director, manager, employee, agent or other representative of MII or the Company or any of their affiliates; (iii) any claims for vested benefits under the Company’s 401(k) plan or vested benefits under the EDCP; (iv) any claims relating to Employee’s eligibility to continue participating in health coverage currently available to Employee in accordance with COBRA, subject to the terms, conditions and restrictions of that Act; (v) any claim arising from any breach or failure to perform any provision of this Agreement; or (vi) any claim for worker’s compensation benefits or any other claim that cannot be waived by a general release.

(b) Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The parties intend this Release to cover any and all such Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, the U.S. Age Discrimination in Employment Act of 1967, the U.S. Employee Retirement Income Security Act of 1974, Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Act of 1991, the U.S. Rehabilitation Act of 1973, the U.S. Americans with Disabilities Act of 1990, the U.S. Equal Pay Act, the U.S. National Labor Relations Act, the U.S. Older Workers Benefit Protection Act, the U.S. Worker Adjustment and Retraining Notification Act, the U.S. Family and Medical Leave Act, the U.S. Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of the Company’s and any Releasee’s real or alleged legal obligations to Employee, with the only exceptions being as expressly stated in the proviso to Section 3(a) hereof. Employee understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Agreement includes a release of unknown claims, and Employee hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Employee may have, including any that are unknown to Employee at the time of the execution this Agreement.

(c) Certain Representations of Employee. Employee represents and warrants that: (i) Employee is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Employee has the fully legal right, power, authority and capacity to execute and deliver this Agreement.

(d) Covenant Not to Sue. Employee expressly agrees that neither Employee nor any person acting on Employee’s behalf will file or bring or permit to be filed or brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. In the event that such an action is filed against any of the Releasees, Employee agrees that such Releasees are entitled to legal and equitable remedies against Employee, including an award of attorney’s fees. However, it is expressly understood and agreed that the foregoing sentence shall not apply to any charge filed by Employee with the Equal Employment Opportunity Commission or any other federal or state agency or to any action filed by Employee that is narrowly limited to seeking a determination as to the validity of this Agreement and enforcement thereof. Should Employee file a charge with the Equal Employment Opportunity Commission or any other federal or state agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Employee agrees not to seek or accept any resulting relief whatsoever.

Section 4. Return of Materials, Nondisparagement and Cooperation Undertakings.

(a) Return of Materials. On or promptly after the Resignation Date, Employee shall return to MII or the Company, with no request being required of MII or the Company: (i) any and all documents, records, files, reports, memoranda, books, papers, plans, letters and any other data in Employee’s possession regardless of the medium maintained, held or stored (whether documentary, computer or other electronic storage or other) that relate in any way to the business or operations of MII or the Company or any of their past or present affiliates, subsidiaries, divisions or joint ventures (such entities being, individually, a “Company Entity” and, collectively, the “Company Entities”) (and Employee shall not retain, recreate or deliver to anyone else such information); and (ii) any credit cards, keys, access cards, calling cards, computer equipment and software, telephone, facsimile or other equipment or property of any of the Company Entities.

(b) Nondisparagement.

(i) Employee shall refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about the Company or any of the other Releasees, or about any aspect of the respective businesses, operations, financial results or prospects of any of the Company Entities, including comments relating to Employee’s termination of employment. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 4(b) or in Section 5 hereof is intended to: (i) prevent Employee from testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation Employee may have to cooperate with or provide information to any government agency or commission, subject to compliance with the provisions of Section 5(c) hereof, if applicable; (ii) prevent Employee from advising Employee’s spouse of the terms and conditions of this Agreement; or (iii) prevent Employee from consulting with Employee’s own legal counsel, as contemplated by Section 7 of this Agreement.

(ii) The Company shall use commercially reasonable efforts to cause its officers and directors to refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Employee, or about any aspect of the employment relationship between the Company and Employee, including comments relating to Employee’s termination of employment. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 4(b) is intended to: (i) prevent any Releasee from testifying truthfully in any legal proceeding brought by any governmental authority or other third party or interfere with any obligation any Releasee may have to cooperate with or provide information to any government agency or commission; or (ii) prevent any Releasee from consulting with such Releasee’s or the Company’s legal counsel with respect to the interpretation or enforcement of this Agreement.

(c) Cooperation. Employee agrees to be reasonably available to the Company Entities or their representatives (including their attorneys) to provide information and assistance as requested by MII or the Company. Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company Entities in connection with any investigation, claim or suit, and cooperating with the Company Entities regarding any litigation, government investigation, regulatory matter, claim or other disputed item involving any of the Company Entities that relate to matters within the knowledge or responsibility of Employee during Employee’s employment. Specifically, Employee agrees (i) to meet with the Company Entities’ representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of the foregoing provisions of this Section 4(c); (ii) to provide truthful testimony regarding any such matter to any applicable court, agency or other adjudicatory body; (iii) to provide the Company Entities with immediate notice of contact or subpoena by any non-governmental adverse party (known to Employee to be adverse to any of the Company Entities or their interests), and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives. Such cooperation required by Employee shall not unreasonably interfere with Employee’s other business endeavors.

(d) Enforcement. The covenants set forth in the foregoing provisions of this Section 4 may be enforced pursuant to the provisions of Section 5(f) hereof.

Section 5. Confidentiality Agreement.

(a) Definition of Trade Secrets and Confidential Business Information. Employee acknowledges and agrees that any and all non-public information regarding the Company Entities and their customers and suppliers (including any and all information relating to the Company Entities’ respective business plans or practices, products, services, contracts with customers, backlog, bids outstanding, target projects, financial or operational performance, finances, financial accounting policies, practices or systems, internal controls or internal control systems, financial projections or budgets, board of directors or board committee proceedings, investor relations practices, capital expenditures, equipment, pricing strategies, marketing programs or plans, executive management or other personnel, human resources plans, policies, practices, records or systems, information technology systems or other business systems, project management, business strategy, profits or overhead) is confidential and the unauthorized disclosure of such confidential information could result in irreparable harm to one or more of the Company Entities. Such confidential information, in whatever form maintained, held or stored (whether documentary, computer or other electronic storage or other), includes each Company Entity’s proprietary interest in its trade secrets, including its lists of customers and prospective customers, and other information that has recognized value and that is not generally available through other sources (collectively, “Trade Secrets”), and information regarding each Company Entity’s various services, projects, products, procedures or systems that is treated as confidential by such Company Entity which may not rise to the level of a Trade Secret (collectively, “Confidential Business Information”). Confidential Business Information does not include information that properly and lawfully has become generally known to the public other than as a result of any act or omission of Employee. Collectively, Trade Secrets and Confidential Business Information (and including all the non-public information referred to in the first sentence of this Section 5(a) and all information relating to Employee’s separation from service with the Company) are referred to herein as “Confidential Information.”

(b) Importance of Confidential Information. The parties hereby agree that Employee has been provided with Confidential Information during the period of Employee’s employment. By signing this Agreement, Employee acknowledges delivery to and receipt by Employee of Confidential Information. Employee further acknowledges that the preservation and protection of the Confidential Information was an essential part of Employee’s employment with the Company and that Employee has had a duty of fidelity and trust to the Company Entities in handling the Confidential Information.

(c) Nondisclosure or Misuse. Employee agrees that Employee will not disclose or take away any of the Confidential Information, directly or indirectly, or use such information in any way. Without limiting the generality of the foregoing, Employee will not disclose any of the Confidential Information to any securities analysts, shareholders, prospective investors, customers, competitors or any other third party, including any third party who has or may express an interest in acquiring any of the Company Entities or all or any significant portion of their respective outstanding equity securities or assets. If Employee is legally required to disclose any Confidential Information, Employee shall, to the extent not prohibited by applicable law or legal process, promptly notify the Company in writing of such requirement so that the Company or any of the other Company Entities may seek an appropriate protective order or other relief or waive compliance with the nondisclosure provisions of this Section 5 with respect to such Confidential Information. To the extent not prohibited by applicable law, Employee agrees to cooperate with and not to oppose any effort by the Company or any other Company Entity to resist or narrow such request or to seek a protective order or other appropriate remedy. In any such case, Employee will: (i) disclose only that portion of the Confidential Information that, according to written advice of Employee’s counsel, is required to be disclosed; (ii) use reasonable best efforts to obtain assurances that such Confidential Information will be treated confidentially; and (iii) to the extent not prohibited by applicable law, promptly notify the Company in writing of the items of Confidential Information so disclosed. The foregoing obligations are in addition to any confidentiality obligations Employee may have under any other agreements or arrangements with any of the Company Entities. Notwithstanding any other provision to the contrary, nothing in this Agreement prohibits Employee or the Company from reporting possible violations of law or regulation to any governmental agency or entity (or of making any other protected disclosures).

(d) Return of Confidential Information. On or promptly after the Resignation Date, all documents or other information containing or referring to any of the Confidential Information as may be in Employee’s possession, or over which Employee may have control, regardless of whether prepared by Employee, shall be returned by Employee to the Company in accordance with the provisions of Section 4(a) hereof.

(e) Enforcement of Covenants. Employee acknowledges that the injury that would be suffered by the Company Entities as a result of a breach or threatened breach of the provisions of Section 4 hereof or this Section 5 would be immediate and irreparable and that, because of the difficulty of measuring economic loss of any such breach or threatened breach, an award of monetary damages to the Company Entities for any such breach would be an inadequate remedy. Accordingly, in the event that the Company determines that Employee has breached or attempted to breach or is threatening to breach any provision of Section 4 hereof or this Section 5, in addition to any other remedies at law or in equity that any of the Company Entities may have available to them, it is agreed that each of the Company Entities shall be entitled, upon application to any court of proper jurisdiction, to temporary or permanent restraining orders or injunctions against Employee prohibiting such breach or attempted or threatened breach, without the necessity of: (i) proving immediate or irreparable harm; (ii) establishing that monetary damages are inadequate or that the Company Entities do not have an adequate remedy at law; or (iii) posting any bond with respect thereto.

(f) Right of Court or Arbitrator to Reform Restrictions. The Company and Employee state that it was their intent to enter into a valid and enforceable agreement. Employee and the Company hereby acknowledge the reasonableness of the restrictions set forth in this Section 5, including the reasonableness of the geographic area, duration as to time and scope of activity restrained. Employee agrees that if an arbitrator or court of competent jurisdiction finds that this Section 5 contains limitations as to geographic area, time or scope of activity to be restrained that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company Entities, the arbitrator or court may: (i) reform the covenants to the extent necessary to cause the limitations contained in this Section 5 as to geographic area, time or scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill or business interests of the Company Entities; and (ii) enforce this Section 5 as so reformed.

(g) Repayment and Forfeiture. Employee agrees that in the event that (i) Employee breaches any term of Sections 3 or 4 hereof or this Section 5, or (ii) Employee challenges the validity of all or any part of this Section 5, and all or any part of this Section 5 is found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction or an arbitrator in a proceeding between Employee and a Company Entity, in addition to any other remedies at law or in equity the Company may have available to it, the Company shall not be obligated to make any of the payments and may cease to make such payments or to provide for any of the benefits specified in Section 2 hereof, and shall be entitled to recoup from Employee any and all of the value of the payments and benefits provided pursuant to Section 2 hereof that have vested or been paid pursuant to that Section.

Section 6. Entire Agreement; Amendment; Third-Party Beneficiaries. Employee and the Company agree and acknowledge that this Agreement contains and comprises the entire agreement and understanding between the parties with respect to the subject matter hereof, that no other representation, promise, covenant or agreement of any kind whatsoever has been made to cause either party hereto to execute this Agreement, that all agreements and understandings between the parties with respect to the subject matter hereof are embodied and expressed in this Agreement and that this Agreement supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the parties hereto with respect to such subject matter. The parties also agree that the terms of this Agreement shall not be amended or changed except in writing and signed by Employee and a duly authorized agent of the Company. The parties to this Agreement further agree that this Agreement shall be binding on and inure to the benefit of Employee and the Company and the Company’s successors and assigns. Except to the extent otherwise provided in this Agreement with respect to the Company Entities and the Releasees (each such Company Entity and each such Releasee hereby being expressly made a third-party beneficiary of this Agreement), the provisions of this Agreement shall not confer upon any third party any remedy, claim, liability, reimbursement or other right in excess of those existing without reference to this Agreement.

Section 7. Timing and Consultation with Counsel. Employee acknowledges that Employee has been given a reasonable period of time, not less than twenty-one (21) days, within which to consider this Agreement and has been advised to discuss the terms of this Agreement with legal counsel of Employee’s own choosing. Employee acknowledges that this Agreement was offered to Employee on November 6, 2015, and Employee was advised that if accepted (i) it must be executed on or after the Resignation Date and on or prior to November 27, 2015, and (ii) the Agreement could be revoked, in writing, for up to seven (7) days following the date of such acceptance. If Employee revokes this Agreement, Employee’s resignation shall nevertheless remain effective. Employee represents that Employee has relied on Employee’s own knowledge and judgment and on the advice of independent legal counsel of Employee’s choosing and has consulted with such other independent advisors as Employee and Employee’s counsel deemed appropriate in connection with Employee’s review of this Agreement and

Employee’s rights with respect to Employee’s separation from service from the Company and other Company Entities and with respect to this Agreement. Based on Employee’s review, Employee acknowledges that Employee fully and completely understands and accepts all the terms of this Agreement, including the Release in Section 3 hereof, and their legal effects, and Employee is entering into this Agreement voluntarily and of Employee’s own free will, with full consideration of any and all rights which Employee may currently have. Employee further acknowledges that Employee is not relying on any representations or statements made by the Company or any other Company Entity, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Agreement, except to the extent such representations are expressly set forth in this Agreement. Employee also acknowledges that Employee is not relying upon a legal duty, if one exists, on the part of the Company or any other Company Entity, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that Employee shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Agreement or any provision hereof.

Section 8. Applicable Law; Venue. This Agreement shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction. THE EXCLUSIVE VENUE FOR THE RESOLUTION OF ANY DISPUTE RELATING TO THIS AGREEMENT OR EMPLOYEE’S EMPLOYMENT (EXCEPT FOR ANY DISPUTE THAT MAY BE SUBJECTED TO ARBITRATION BY MUTUAL AGREEMENT OF THE PARTIES HERETO AFTER THE DATE HEREOF) SHALL BE IN THE STATE AND FEDERAL COURTS LOCATED IN HARRIS COUNTY, TEXAS AND THE PARTIES HEREBY EXPRESSLY CONSENT TO THE JURISDICTION OF THOSE COURTS.

Section 9. Section 409A; Other Tax Matters. This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding any provisions of an RSU to the contrary, no RSU shall be settled by reason of a change in control of MII or disability of Employee unless such event is a change in control or disability, as applicable, within the meaning of Section 409A. Notwithstanding anything herein to the contrary, if on the date of Employee’s separation from service Employee is a “specified employee,” as defined in Section 409A, then all or a portion of any severance payments, or benefits under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Employee’s separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A. Employee acknowledges and agrees that Employee has obtained no advice from the Company or any of the other Company Entities, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Employee’s receipt of the payments, benefits and other consideration provided for in this Agreement. Employee further acknowledges and agrees that Employee is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Employee under this Agreement. Employee agrees to indemnify the Company and hold the Company harmless for any and all taxes, penalties or other assessments that Employee is, or may become, obligated to pay on account of any payments made and other consideration provided to Employee under this Agreement.

Section 10. Miscellaneous Provisions.

(a) Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party hereto entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to either party hereto, it is in writing signed by such party or an authorized representative thereof. Failure on the part of the Company or Employee at any time to insist on strict compliance by the other party with any provisions of this Agreement shall not constitute a waiver of the obligations of either party hereto in respect thereof, or of either such party’s right hereunder to require strict compliance therewith in the future. No waiver of any breach of this Agreement shall be deemed to constitute a waiver of any other or subsequent breach.

(b) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Agreement shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(c) Further Assurances. Employee shall, on request by the Company from time to time after the date hereof, execute, acknowledge and deliver to the Company such other documents and instruments as the Company may require to give effect to the provisions of this Agreement, including a confirmatory release of the Released Claims as of the Resignation Date.

(d) Section Headings. Titles and headings to Sections and subsections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

(e) Construction; Timing of Payments. In this Agreement, unless the context clearly indicates otherwise: (i) words used in the singular include the plural and words used in the plural include the singular; (ii) reference to any gender includes the other gender and the neuter; (iii) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (iv) the words “shall” and “will” are used interchangeably and have the same meaning; (v) the word “or” shall have the inclusive meaning represented by the phrase “and/or”; (vi) the words “this

Agreement,” “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; (vii) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability; (viii) relative to the determination of any period of time, “from” means “from and including” and “through” means “through and including”; and (ix) all references to dollar amounts herein shall be in respect of lawful currency of the United States. The language this Agreement uses shall be deemed to be the language that the parties hereto have chosen to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. If the payment date for, or the last day of any period during which, any payment is to be made by the Company hereunder falls on a day that is a Saturday or a Sunday or any public or legal holiday, whether federal or state, in Houston, Texas, then the Company will have until the close of business on the next succeeding day that is not a Saturday, a Sunday or such a holiday to make such payment.

(f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

I HAVE READ THE FOREGOING SEPARATION AGREEMENT, I FULLY UNDERSTAND ITS TERMS AND THAT I MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY EXECUTING IT, AND I HAVE VOLUNTARILY EXECUTED IT ON THE DATE WRITTEN BELOW, SIGNIFYING THEREBY MY ASSENT TO, AND WILLINGNESS TO BE BOUND BY, ITS TERMS:

Date: 11/12/2015	/s/ Tony Duncan
TONY DUNCAN

Before me, a Notary Public in and for Harris County, Texas, personally appeared the above-named Mr. Tony Duncan, who acknowledged that he executed the foregoing instrument for the purposes and consideration therein expressed, and acknowledged the same to be his free act and deed.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal, in the County of Harris and State of Texas, this 12 day of November, 2015.

/s/ Angela R. Smith
NOTARY PUBLIC

McDERMOTT, INC.

By:	/s/ Stephen L. Allen
	Name:	Stephen L. Allen
	Title:	Senior Vice President, Human Resources

Before me, a Notary Public in and for Harris County, Texas, personally appeared the above-named officer of McDermott, Inc., who acknowledged that he executed the foregoing instrument for and on behalf of McDermott, Inc., a Delaware corporation, and for the purposes and consideration therein expressed, and acknowledged the same to be his free act and deed and the free act and deed of said corporation.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal, in the County of Harris and State of Texas, this 12 day of November, 2015.

/s/ Angela R. Smith
NOTARY PUBLIC

EXHIBIT A

Notice of Resignation

To the Board of Directors of McDermott International, Inc.

Effective November 10, 2015, the undersigned, Tony Duncan, resigns from all positions held as an officer of McDermott International, Inc., a Panamanian corporation (“McDermott”), and from all positions held as an officer, employee, member of the board of directors or board of managers (and member of any and all committees thereof) of any of McDermott’s subsidiaries (whether corporations, limited liability companies, limited partnerships or other forms of entity) and joint venture entities, and from any and all positions or capacities with respect to any employee benefit plan sponsored or maintained by any such entity, including but not limited to those as reflected on the attachment hereto. This resignation is not subject to any condition to effectiveness (including, but not limited to, acceptance by the Board of Directors of McDermott) and is irrevocable.

Dated: 11/12/2015

/s/ Tony Duncan

Tony Duncan